RCI Statement Regarding New York Attorney General’s Charges
HOUSTON—September 16, 2025—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today issued the following statement from Daniel J. Horwitz of the law firm Tannenbaum Helpern, counsel for the company.
“RCI, two executives, three employees, and three clubs were indicted today in New York on state charges alleging non-payment of sales taxes and bribery of a state sales tax auditor. There are no allegations that any company executive or employee personally benefited from the alleged charges.”
“RCI, the individuals involved, and the three clubs deny the allegations and will take all necessary action to defend themselves against these overreaching charges, while continuing to seek a just resolution.”
“We are clearly disappointed with the New York Attorney General’s decision to move forward with an indictment and look forward to addressing the allegations. We remind everybody that these indictments contain only allegations, which we believe are baseless. RCI and the individuals involved are presumed innocent and should be allowed to have their day in court.”
“RCI previously disclosed the New York Attorney General’s investigation in its SEC filings.”
“As a publicly traded and audited company, RCI has a policy of paying all legitimate and non-contested taxes.”
“All three New York City clubs remain open for business.”
Daniel J. Horwitz is a partner in Tannenbaum Helpern’s Criminal Defense and Litigation and Dispute Resolution practices.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the Company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) the allegations in the indictment referenced in this press release, (ii) operating and managing an adult entertainment or restaurant business, and (iii) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2024, as well as its other filings with the U.S. Securities and Exchange Commission. The Company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
G. Fishman and M. Wichman at 212-883-0655 or gfishman@pondel.com and mwichman@pondel.com.